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                                                                   Exhibit 23.2

                       [Letterhead of BDO Stoy Hayward]

                                                                     10 May 1996



The Directors
Metromail Corporation
360 East 22nd Street
Lombard
Illinois 60148
USA



Dear Sirs,

Metromail Corporation Registration
Statement/Prospectus to be filed on or about 10 May 1996

As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of the above registration statement.

Our audit was conducted in accordance with generally accepted auditing standards in the United Kingdom.

Yours faithfully


/s/ BDO Stoy Hayward

BDO Stoy Hayward
Chartered Accountants and Registered Auditors

Enc.